UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2010 (April 19, 2010)

INLAND REAL ESTATE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 19, 2010, the board of directors of Inland Real Estate Corporation (the “Company”) voted to amend and restate the bylaws of the Company, effective April 29, 2010.  Article III, Section 2 of the bylaws has been amended to incorporate by reference the independence requirements of the New York Stock Exchange Listed Company Manual (the “Manual”) in effect from time to time, currently found in Section 303A.02 of the Manual.  Section 303A.02 of the Manual (exclusive of NYSE commentary) currently reads as follows:

1.

303A.02 Independence Tests

In order to tighten the definition of "independent director" for purposes of these standards:

(a) No director qualifies as "independent" unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

(b) In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company's audit within that time.

(iv) The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company's present executive officers at the same time serves or served on that company's compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

Prior to this amendment, Section 2 of Article III of the bylaws of the Company provided, in pertinent part, that:

[a]lso, for purposes of these Bylaws, a Director shall be deemed to be an Independent Director only if he or she: (i) is not affiliated directly or indirectly, with The Inland Group, Inc. (“TIGI”) or any of its affiliates whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or as an officer or director of TIGI or any of its affiliates; (ii) does not serve as a director for more than two other REITs organized by TIGI or any of its affiliates; (iii) performs no other services for the Company, except as a Director; and (iv) owns not more than 10% of the issued and outstanding Shares of the Company, whether directly or indirectly, unless this restriction is waived by a majority of the other Independent Directors. An indirect relationship shall include circumstances in which a member of the immediate family of a Director has one of the foregoing relationships with TIGI or the Company as the case may be. For purposes of determining whether or not a business or professional relationship is material, the gross revenue derived by the prospective Independent Director from TIGI or its affiliates shall be deemed material per se if its exceeds five percent (5.0%) of the prospective Independent Director’s: (i) annual gross revenue, derived from all sources, during either of the last two years; or (ii) net worth, on a fair market value basis.

Additionally, the first paragraph of Article II, Section 6 of the bylaws has been amended to change the stockholder voting standard in an election for directors from a majority of shares entitled to vote to: (i) a majority of votes cast in an uncontested election; and (ii) a plurality of votes cast in a contested election.  A copy of the amended and restated bylaws is attached hereto as Exhibit 3.2 and is incorporated into this Item 5.03 disclosure by reference.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Inland Real Estate Corporation, effective as of April 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

By:	/s/ Mark E. Zalatoris
Name:	Mark E. Zalatoris
Title:	President and Chief Executive Officer

Date:  April 23, 2010

EXHIBIT INDEX

Exhibit No.

Description

0.2

Amended and Restated Bylaws of Inland Real Estate Corporation,

    effective as of April 29, 2010